Exhibit 99.1
Boeing Reports Third-Quarter Results
▪Continued progress on global safe return to service of 737 MAX and focus on operational stability
▪Revenue of $15.3 billion, GAAP loss per share of ($0.19) and core (non-GAAP)* loss per share of ($0.60)
▪Operating cash flow of ($0.3) billion; cash and marketable securities of $20.0 billion
▪Commercial Airplanes backlog of $290 billion and added 93 net orders

Table 1. Summary Financial Results	Third Quarter			Nine Months
(Dollars in Millions, except per share data)	2021	2020	Change	2021	2020	Change

Revenues	$15,278	$14,139	8%	$47,493	$42,854	11%

GAAP
Earnings/(Loss) From Operations	$329	($401)	NM	$1,269	($4,718)	NM
Operating Margin	2.2%	(2.8)%	NM	2.7%	(11.0)%	NM
Net Loss	($132)	($466)	NM	($126)	($3,502)	NM
Loss Per Share	($0.19)	($0.79)	NM	($0.10)	($6.10)	NM
Operating Cash Flow	($262)	($4,819)	NM	($4,132)	($14,401)	NM
Non-GAAP*
Core Operating Earnings/(Loss)	$59	($754)	NM	$461	($5,773)	NM
Core Operating Margin	0.4%	(5.3)%	NM	1.0%	(13.5)%	NM
Core Loss Per Share	($0.60)	($1.39)	NM	($1.72)	($7.88)	NM
*Non-GAAP measure; complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures."
    CHICAGO, October 27, 2021 – The Boeing Company [NYSE: BA] reported third-quarter revenue of $15.3 billion, driven by higher commercial airplanes and services volume. GAAP loss per share of ($0.19) and core loss per share (non-GAAP)* of ($0.60) primarily reflects higher commercial volume (Table 1). Boeing recorded operating cash flow of ($0.3) billion.
    “We are driving stability across our operations, investing in our future and positioning our teams to deliver for our customers as the market recovers,” said Boeing President and Chief Executive Officer David Calhoun. “Commercial market demand continues to gain traction with broad-based vaccine distribution and border protocols beginning to open. Going forward, supply chain capacity and global trade will be key drivers of our industry and the broader economy's recovery. Our portfolio across commercial, defense, space and services is well positioned, and we’re focused on improving performance, while advancing technologies and digital manufacturing capabilities to drive our next generation of products and a sustainable future.”

Table 2. Cash Flow	Third Quarter		Nine Months
(Millions)	2021	2020	2021	2020
Operating Cash Flow	($262)	($4,819)	($4,132)	($14,401)
Less Additions to Property, Plant & Equipment	($245)	($262)	($758)	($1,038)
Free Cash Flow*	($507)	($5,081)	($4,890)	($15,439)
*Non-GAAP measure; complete definitions of Boeing’s non-GAAP measures are on page 6, “Non-GAAP Measures Disclosures."
    Operating cash flow improved to ($0.3) billion in the quarter, reflecting higher commercial deliveries, higher order receipts, and lower expenditures (Table 2). Operating cash flow was also favorably impacted by a $1.3 billion income tax refund in the quarter.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q3 21	Q2 21
Cash	$9.8	$8.2
Marketable Securities[1]	$10.2	$13.1
Total	$20.0	$21.3
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$60.9	$62.1
Boeing Capital, including intercompany loans	$1.5	$1.5
Total Consolidated Debt	$62.4	$63.6
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."
    Cash and investments in marketable securities decreased to $20.0 billion, compared to $21.3 billion at the beginning of the quarter, primarily driven by debt repayment and operating cash outflows (Table 3). Debt was $62.4 billion, down from $63.6 billion at the beginning of the quarter due to the repayment of maturing debt.
    Total company backlog at quarter-end was $367 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Third Quarter			Nine Months
(Dollars in Millions)	2021	2020	Change	2021	2020	Change

Commercial Airplanes Deliveries	85	28	204%	241	98	146%

Revenues	$4,459	$3,596	24%	$14,743	$11,434	29%
Loss from Operations	($693)	($1,369)	NM	($2,021)	($6,199)	NM
Operating Margin	(15.5)%	(38.1)%	NM	(13.7)%	(54.2)%	NM
Commercial Airplanes third-quarter revenue increased to $4.5 billion primarily driven by higher 737 deliveries, partially offset by lower 787 deliveries. Third-quarter operating margin improved to (15.5) percent primarily due to higher deliveries (Table 4).
Boeing is continuing to make progress on the global safe return to service of the 737 MAX. Since the FAA's approval to return the 737 MAX to operations in November 2020, Boeing has delivered more than 195 737 MAX aircraft and airlines have returned more than 200 previously grounded airplanes to service. 31 airlines are now operating the 737 MAX, safely flying over 206,000 revenue flights totaling more than 500,000 flight hours (as of October 24, 2021). The 737 program is currently producing at a rate of 19 per month and continues to progress towards a production rate of 31 per month in early 2022, and the company is evaluating the timing of further rate increases.
The company continues to focus 787 production resources on conducting inspections and rework and continues to engage in detailed discussions with the FAA regarding required actions for resuming delivery. The current 787 production rate is approximately two airplanes per month. The company expects to continue at this rate until deliveries resume and then return to five per month over time. The low production rates and rework are expected to result in approximately $1 billion of abnormal costs, of which $183 million was recorded in the quarter.
Commercial Airplanes secured orders for 70 737 MAX, 24 freighter, and 12 787 airplanes. Commercial Airplanes delivered 85 airplanes during the quarter and backlog included over 4,100 airplanes valued at $290 billion.

Defense, Space & Security

Table 5. Defense, Space & Security	Third Quarter			Nine Months
(Dollars in Millions)	2021	2020	Change	2021	2020	Change

Revenues	$6,617	$6,848	(3)%	$20,678	$19,478	6%
Earnings from Operations	$436	$628	(31)%	$1,799	$1,037	73%
Operating Margin	6.6%	9.2%	(28)%	8.7%	5.3%	64%
    Defense, Space & Security third-quarter revenue decreased to $6.6 billion and third-quarter operating margin decreased to 6.6 percent, primarily due to a $185 million earnings charge on the Commercial Crew program driven by the second uncrewed Orbital Flight Test now anticipated in 2022 and the latest assessment of remaining work.
    During the quarter, Defense, Space & Security secured awards for five P-8A Poseidon aircraft for the German Navy and four CH-47F Block II Chinook helicopters for the U.S Army, as well as a Joint Direct Attack Munition contract for the U.S. Air Force. Defense, Space & Security also conducted the MQ-25 unmanned aerial refueling of a U.S. Navy E-2D and F-35C, and delivered a total of 37 aircraft during the quarter, including the first CH-47F Chinook to the Royal Australian Army.
     Backlog at Defense, Space & Security was $58 billion, of which 33 percent represents orders from customers outside the U.S.
Global Services

Table 6. Global Services	Third Quarter			Nine Months
(Dollars in Millions)	2021	2020	Change	2021	2020	Change

Revenues	$4,221	$3,694	14%	$12,037	$11,810	2%
Earnings from Operations	$644	$271	138%	$1,616	$307	426%
Operating Margin	15.3%	7.3%	110%	13.4%	2.6%	415%
    Global Services third-quarter revenue increased to $4.2 billion and third-quarter operating margin increased to 15.3 percent primarily driven by higher commercial services volume. Operating margin was also favorably impacted by lower severance costs and mix of products and services.
    During the quarter, Global Services captured orders for 12 additional 737-800 converted freighters for BBAM, an award for performance-based logistics support of the global C-17 fleet, and a modification award for Chinook infra-red suppression systems for the U.K. Armed Forces. Global Services also announced a partnership to expand capacity for 767-300 Boeing Converted Freighters and was selected to provide training to the United Aviate Academy.

Additional Financial Information

Table 7. Additional Financial Information	Third Quarter		Nine Months
(Dollars in Millions)	2021	2020	2021	2020
Revenues
Boeing Capital	$71	$71	$209	$205
Unallocated items, eliminations and other	($90)	($70)	($174)	($73)
Earnings/(Loss) from Operations
Boeing Capital	$42	$30	$99	$47
FAS/CAS service cost adjustment	$270	$353	$808	$1,055
Other unallocated items and eliminations	($370)	($314)	($1,032)	($965)
Other income, net	$30	$119	$419	$325
Interest and debt expense	($669)	($643)	($2,021)	($1,458)
Effective tax rate	57.4%	49.6%	62.2%	40.1%
    At quarter-end, Boeing Capital's net portfolio balance was $1.8 billion. The earnings from FAS/CAS service cost adjustment primarily reflects an increase in the CAS discount rate driven by pension relief provisions in the American Rescue Plan Act of 2021. Interest and debt expense increased due to higher debt balances. The change in other income was driven by a pension settlement charge recorded during the quarter. The third quarter 2021 effective tax rate primarily reflects a lower pre-tax loss compared to the prior period, as well as benefits from R&D tax credits.

Non-GAAP Measures Disclosures
    We supplement the reporting of our financial information determined under Generally Accepted Accounting Principles in the United States of America (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
    Core operating earnings is defined as GAAP earnings from operations excluding the FAS/CAS service cost adjustment. The FAS/CAS service cost adjustment represents the difference between the Financial Accounting Standards (FAS) pension and postretirement service costs calculated under GAAP and costs allocated to the business segments. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of the FAS/CAS service cost adjustment and Non-operating pension and postretirement expenses. Non-operating pension and postretirement expenses represent the components of net periodic benefit costs other than service cost. Pension costs, comprising service and prior service costs computed in accordance with GAAP are allocated to Commercial Airplanes and BGS businesses supporting commercial customers. Pension costs allocated to BDS and BGS businesses supporting government customers are computed in accordance with U.S. Government Cost Accounting Standards (CAS), which employ different actuarial assumptions and accounting conventions than GAAP. CAS costs are allocable to government contracts. Other postretirement benefit costs are allocated to all business segments based on CAS, which is generally based on benefits paid. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude non-service pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on pages 13-14.
Free Cash Flow
    Free cash flow is GAAP operating cash flow reduced by capital expenditures for property, plant and equipment. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation of free cash flow to GAAP operating cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions generally identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on expectations and assumptions that we believe to be reasonable when made, but that may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) the COVID-19 pandemic and related industry impacts, including with respect to our operations, our liquidity, the health of our customers and suppliers, and future demand for our products and services; (2) the 737 MAX, including the timing and conditions of remaining 737 MAX regulatory approvals, lower than planned production rates and/or delivery rates, and increased considerations to customers and suppliers; (3) general conditions in the economy and our industry, including those due to regulatory changes; (4) our reliance on our commercial airline customers; (5) the overall health of our aircraft production system, planned commercial aircraft production rate changes, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (6) changing budget and appropriation levels and acquisition priorities of the U.S. government; (7) our dependence on U.S. government contracts; (8) our reliance on fixed-price contracts; (9) our reliance on cost-type contracts; (10) uncertainties concerning contracts that include in-orbit incentive payments; (11) our dependence on our subcontractors and suppliers, as well as the availability of raw materials; (12) changes in accounting estimates; (13) changes in the competitive landscape in our markets; (14) our non-U.S. operations, including sales to non-U.S. customers; (15) threats to the security of our or our customers’ information; (16) potential adverse developments in new or pending litigation and/or government investigations; (17) customer and aircraft concentration in our customer financing portfolio; (18) changes in our ability to obtain debt financing on commercially reasonable terms and at competitive rates; (19) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (20) the adequacy of our insurance coverage to cover significant risk exposures; (21) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks, epidemics, sanctions or natural disasters; (22) work stoppages or other labor disruptions; (23) substantial pension and other postretirement benefit obligations; and (24) potential environmental liabilities.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Matt Welch or Keely Moos (312) 544-2140
Communications:	Michael Friedman media@boeing.com

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions, except per share data)	2021	2020	2021	2020
Sales of products	$39,224	$34,656	$12,552	$11,402
Sales of services	8,269	8,198	2,726	2,737
Total revenues	47,493	42,854	15,278	14,139

Cost of products	(35,166)	(36,001)	(11,271)	(10,910)
Cost of services	(6,771)	(6,817)	(2,288)	(2,185)
Boeing Capital interest expense	(25)	(33)	(7)	(10)
Total costs and expenses	(41,962)	(42,851)	(13,566)	(13,105)
	5,531	3	1,712	1,034
Income/(loss) from operating investments, net	195	(61)	120	(14)
General and administrative expense	(3,169)	(2,989)	(1,097)	(955)
Research and development expense, net	(1,571)	(1,871)	(575)	(574)
Gain on dispositions, net	283	200	169	108
Earnings/(loss) from operations	1,269	(4,718)	329	(401)
Other income, net	419	325	30	119
Interest and debt expense	(2,021)	(1,458)	(669)	(643)
Loss before income taxes	(333)	(5,851)	(310)	(925)
Income tax benefit	207	2,349	178	459
Net loss	(126)	(3,502)	(132)	(466)
Less: net loss attributable to noncontrolling interest	(67)	(49)	(23)	(17)
Net loss attributable to Boeing Shareholders	($59)	($3,453)	($109)	($449)

Basic loss per share	($0.10)	($6.10)	($0.19)	($0.79)

Diluted loss per share	($0.10)	($6.10)	($0.19)	($0.79)

Weighted average diluted shares (millions)	587.3	566.3	589.0	566.6

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	September 30 2021	December 31 2020
Assets
Cash and cash equivalents	$9,764	$7,752
Short-term and other investments	10,231	17,838
Accounts receivable, net	2,247	1,955
Unbilled receivables, net	10,009	7,995
Current portion of customer financing, net	76	101
Inventories	81,897	81,715
Other current assets, net	2,664	4,286
Total current assets	116,888	121,642
Customer financing, net	1,795	1,936
Property, plant and equipment, net of accumulated depreciation of $20,442 and $20,507	11,113	11,820
Goodwill	8,070	8,081
Acquired intangible assets, net	2,631	2,843
Deferred income taxes	74	86
Investments	963	1,016
Other assets, net of accumulated amortization of of $916 and $729	5,312	4,712
Total assets	$146,846	$152,136
Liabilities and equity
Accounts payable	$10,151	$12,928
Accrued liabilities	18,974	22,171
Advances and progress billings	51,269	50,488
Short-term debt and current portion of long-term debt	5,377	1,693
Total current liabilities	85,771	87,280
Deferred income taxes	1,185	1,010
Accrued retiree health care	3,957	4,137
Accrued pension plan liability, net	11,435	14,408
Other long-term liabilities	1,722	1,486
Long-term debt	57,042	61,890
Total liabilities	161,112	170,211
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	8,796	7,787
Treasury stock, at cost - 424,789,354 and 429,941,021 shares	(52,030)	(52,641)
Retained earnings	38,551	38,610
Accumulated other comprehensive loss	(14,818)	(17,133)
Total shareholders’ deficit	(14,440)	(18,316)
Noncontrolling interests	174	241
Total equity	(14,266)	(18,075)
Total liabilities and equity	$146,846	$152,136

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended September 30
(Dollars in millions)	2021	2020
Cash flows – operating activities:
Net loss	($126)	($3,502)
Adjustments to reconcile net loss to net cash used by operating activities:
Non-cash items –
Share-based plans expense	677	165
Treasury shares issued for 401(k) contribution	951
Depreciation and amortization	1,610	1,668
Investment/asset impairment charges, net	72	317
Customer financing valuation adjustments	(3)	12
Gain on dispositions, net	(283)	(200)
Other charges and credits, net	(82)	912
Changes in assets and liabilities –
Accounts receivable	(280)	125
Unbilled receivables	(2,010)	56
Advances and progress billings	781	428
Inventories	508	(9,653)
Other current assets	279	319
Accounts payable	(3,565)	(3,303)
Accrued liabilities	(3,168)	967
Income taxes receivable, payable and deferred	1,011	(2,404)
Other long-term liabilities	(168)	(149)
Pension and other postretirement plans	(731)	(556)
Customer financing, net	170	108
Other	225	289
Net cash used by operating activities	(4,132)	(14,401)
Cash flows – investing activities:
Property, plant and equipment additions	(758)	(1,038)
Property, plant and equipment reductions	385	275
Acquisitions, net of cash acquired	(6)
Contributions to investments	(27,902)	(25,846)
Proceeds from investments	35,664	9,772
Other	6	14
Net cash provided/(used) by investing activities	7,389	(16,823)
Cash flows – financing activities:
New borrowings	9,822	42,362
Debt repayments	(11,049)	(8,792)
Stock options exercised	36	31
Employee taxes on certain share-based payment arrangements	(47)	(169)
Dividends paid		(1,158)
Net cash (used)/provided by financing activities	(1,238)	32,274
Effect of exchange rate changes on cash and cash equivalents, including restricted	(34)	26
Net increase in cash & cash equivalents, including restricted	1,985	1,076
Cash & cash equivalents, including restricted, at beginning of year	7,835	9,571
Cash & cash equivalents, including restricted, at end of period	9,820	10,647
Less restricted cash & cash equivalents, included in Investments	56	83
Cash and cash equivalents at end of period	$9,764	$10,564

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Nine months ended September 30		Three months ended September 30
(Dollars in millions)	2021	2020	2021	2020
Revenues:
Commercial Airplanes	$14,743	$11,434	$4,459	$3,596
Defense, Space & Security	20,678	19,478	6,617	6,848
Global Services	12,037	11,810	4,221	3,694
Boeing Capital	209	205	71	71
Unallocated items, eliminations and other	(174)	(73)	(90)	(70)
Total revenues	$47,493	$42,854	$15,278	$14,139
Earnings/(loss) from operations:
Commercial Airplanes	($2,021)	($6,199)	($693)	($1,369)
Defense, Space & Security	1,799	1,037	436	628
Global Services	1,616	307	644	271
Boeing Capital	99	47	42	30
Segment operating earnings/(loss)	1,493	(4,808)	429	(440)
Unallocated items, eliminations and other	(1,032)	(965)	(370)	(314)
FAS/CAS service cost adjustment	808	1,055	270	353
Earnings/(loss) from operations	1,269	(4,718)	329	(401)
Other income, net	419	325	30	119
Interest and debt expense	(2,021)	(1,458)	(669)	(643)
Loss before income taxes	(333)	(5,851)	(310)	(925)
Income tax benefit	207	2,349	178	459
Net loss	(126)	(3,502)	(132)	(466)
Less: Net loss attributable to noncontrolling interest	(67)	(49)	(23)	(17)
Net loss attributable to Boeing Shareholders	($59)	($3,453)	($109)	($449)
Research and development expense, net:
Commercial Airplanes	$817	$1,107	$293	$321
Defense, Space & Security	530	494	193	164
Global Services	80	110	30	45
Other	144	160	59	44
Total research and development expense, net	$1,571	$1,871	$575	$574
Unallocated items, eliminations and other:
Share-based plans	($171)	($80)	($29)	($37)
Deferred compensation	(86)	34	8	(39)
Amortization of previously capitalized interest	(66)	(69)	(22)	(19)
Research and development expense, net	(144)	(160)	(59)	(44)
Eliminations and other unallocated items	(565)	(690)	(268)	(175)
Sub-total (included in core operating loss)	(1,032)	(965)	(370)	(314)
Pension FAS/CAS service cost adjustment	576	773	192	260
Postretirement FAS/CAS service cost adjustment	232	282	78	93
FAS/CAS service cost adjustment	808	1,055	$270	$353
Total	($224)	$90	($100)	$39

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Nine months ended September 30		Three months ended September 30
Commercial Airplanes	2021	2020	2021	2020
737	179	12	66	3
747	4	2	2	1
767	24	20	11	6
777	20	15	6	5
787	14	49	—	13
Total	241	98	85	28

Defense, Space & Security
AH-64 Apache (New)	19	18	4	7
AH-64 Apache (Remanufactured)	42	44	11	12
CH-47 Chinook (New)	12	19	6	4
CH-47 Chinook (Renewed)	5	3	1	2
F-15 Models	11	3	3	—
F/A-18 Models	15	14	4	5
KC-46A Tanker	7	10	3	4
P-8 Models	11	9	5	3

Total backlog (Dollars in millions)	September 30 2021	December 31 2020
Commercial Airplanes	$289,644	$281,588
Defense, Space & Security	58,435	60,847
Global Services	18,781	20,632
Unallocated items, eliminations and other	248	337
Total backlog	$367,108	$363,404

Contractual backlog	$348,193	$339,309
Unobligated backlog	18,915	24,095
Total backlog	$367,108	$363,404

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
(Unaudited)
The tables provided below reconcile the non-GAAP financial measures core operating earnings/(loss), core operating margin, and core loss per share with the most directly comparable GAAP financial measures, earnings/(loss) from operations, operating margin, and diluted loss per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

(Dollars in millions, except per share data)	Third Quarter 2021		Third Quarter 2020
	$ millions	Per Share	$ millions	Per Share
Revenues	15,278		14,139
Earnings/(loss) from operations (GAAP)	329		(401)
Operating margin (GAAP)	2.2%		(2.8)%

FAS/CAS service cost adjustment:
Pension FAS/CAS service cost adjustment	(192)		(260)
Postretirement FAS/CAS service cost adjustment	(78)		(93)
FAS/CAS service cost adjustment	(270)		(353)
Core operating earnings/(loss) (non-GAAP)	$59		($754)
Core operating margin (non-GAAP)	0.4%		(5.3)%

Diluted loss per share (GAAP)		($0.19)		($0.79)
Pension FAS/CAS service cost adjustment	($192)	(0.33)	($260)	(0.46)
Postretirement FAS/CAS service cost adjustment	(78)	(0.13)	(93)	(0.16)
Non-operating pension expense	(29)	(0.05)	(84)	(0.16)
Non-operating postretirement expense	(6)	(0.01)	10	0.02
Provision for deferred income taxes on adjustments [1]	64	0.11	90	0.16
Subtotal of adjustments	($241)	($0.41)	($337)	($0.60)
Core loss per share (non-GAAP)		($0.60)		($1.39)

Weighted average diluted shares (in millions)		589.0		566.6
1 The income tax impact is calculated using the U.S. corporate statutory tax rate.

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
(Unaudited)
The tables provided below reconcile the non-GAAP financial measures core operating earnings/(loss), core operating margin, and core loss per share with the most directly comparable GAAP financial measures, earnings/(loss) from operations, operating margin, and diluted loss per share. See page 6 of this release for additional information on the use of these non-GAAP financial measures.

(Dollars in millions, except per share data)	Nine Months 2021		Nine months 2020
	$ millions	Per Share	$ millions	Per Share
Revenues	47,493		42,854
Earnings/(loss) from operations (GAAP)	1,269		(4,718)
Operating margin (GAAP)	2.7%		(11.0)%

FAS/CAS service cost adjustment:
Pension FAS/CAS service cost adjustment	(576)		(773)
Postretirement FAS/CAS service cost adjustment	(232)		(282)
FAS/CAS service cost adjustment	(808)		(1,055)
Core operating earnings/(loss) (non-GAAP)	$461		($5,773)
Core operating margin (non-GAAP)	1.0%		(13.5)%

Diluted loss per share (GAAP)		($0.10)		($6.10)
Pension FAS/CAS service cost adjustment	($576)	(0.98)	($773)	(1.36)
Postretirement FAS/CAS service cost adjustment	(232)	(0.40)	(282)	(0.50)
Non-operating pension expense	(381)	(0.64)	(255)	(0.46)
Non-operating postretirement expense	(16)	(0.03)	37	0.07
Provision for deferred income taxes on adjustments [1]	253	0.43	267	0.47
Subtotal of adjustments	($952)	($1.62)	($1,006)	($1.78)
Core loss per share (non-GAAP)		($1.72)		($7.88)

Weighted average diluted shares (in millions)		587.3		566.3
1 The income tax impact is calculated using the U.S. corporate statutory tax rate.